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                                                                  EXHIBIT 10.29


                           IN-STORE SERVICE AGREEMENT

     This In-Store Service Agreement (this "Agreement"), dated as of June 14, 2002, is entered into by and between United Industries Corporation, a Delaware corporation, having its principal place of business at 8825 Page Boulevard, St. Louis, Missouri 63114 ("UIC"), Bayer Corporation, an Indiana corporation with a place of business at 8400 Hawthorne Road, Kansas City, MO 64120 ("Bayer") and Bayer Advanced LLC, a Delaware limited liability company, having its principal place of business at 1500 Urban Center Parkway, Suite 350, Birmingham, Alabama 35242 ("Advanced", and together with Bayer and UIC, the "Parties").

                                    RECITALS

     This Agreement, described in the Closing Agreement entered into among the Parties on or shortly after the date hereof, defines certain services to be performed by UIC for Advanced. These agreements, together with the Exchange Agreement, dated as of the date hereof, pursuant to which UIC has issued in the aggregate 6,144,000 shares of its common stock to Bayer in exchange for the assignment by Bayer and Advanced of certain notes issued by Pursell Industries, Inc., and the AI Supply Agreement dated as of the date hereof, pursuant to which Bayer has agreed to supply certain active ingredients, source materials and/or formulated products to UIC, define the scope of a strategic relationship between Bayer, Advanced and UIC.

     This Agreement sets forth the terms and conditions under which UIC will provide certain Services (as defined below) to Advanced; as such, this Agreement is an integral part of all the transactions entered into by the Parties on the date hereof.

     NOW, THEREFORE, in consideration of the premises hereof and the mutual covenants contained herein, the Parties hereby agree as follows:

     1. SERVICE PROVISION.

     (a) GRANT OF EXCLUSIVE SERVICE RIGHTS. Advanced hereby grants to UIC the sole and exclusive right during the Term to perform Services with respect to the Products at Advanced Requested Stores, in the Territory, subject to and in accordance with the terms and conditions of this Agreement. Without limiting the generality of the foregoing, but subject to Section 8(c) hereof, no Person other than UIC or its Permitted Designees may perform Services with respect to any Product at any UIC Serviced Retailer location unless (i) Advanced obtains UIC's prior written consent, or (ii) UIC declines to provide Services for an Acquired Brand, in which case the exclusive right granted by the preceding sentence shall be nullified with respect to (but only with respect to) such Product or Acquired Brand.

     (b) UIC DUTIES. UIC and its Permitted Designees shall use Commercially Reasonable Efforts during the Term to perform Services at all Advanced Requested Stores in the Territory, subject to and in accordance with the terms and conditions of this Agreement, with respect to (i) the Bayer Products and (ii) all Acquired Brands, to the extent UIC does not decline to provide such Services in accordance with the terms of this Agreement.

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INDICATED BY [* *].

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     (c) LEGAL COMPLIANCE. UIC and its Permitted Designees shall comply in all material respects with all federal, state or local laws or regulations reasonably related to their performance of this Agreement.

     (d) PACKAGING. UIC and its Permitted Designees shall not alter, relabel or repackage (other than setting up displays and special sale signs) any of the Products.

     (e) SUPERVISION. Each of UIC and its Permitted Designees shall monitor and supervise its employees acting on Advanced's behalf in performance of this Agreement.

     (f) USE OF MATERIALS. Except for handwritten POP materials (which shall at all times conform to then-current Sales Terms, Product labeling and Advanced approved promotional materials), UIC and its Permitted Designees shall not create or use any materials, written or otherwise, to promote and/or advertise the sale of the Products unless and until UIC has obtained Advanced's prior written approval for such creation and use. In connection with promoting the Products, UIC and its Permitted Designees shall make no representations, warranties, statements or claims relating to the Products that are inconsistent with the then-current Sales Terms, the labeling for the Products or any Advanced-approved materials. UIC or its Permitted Designees shall not take any action that is binding on Advanced or Bayer except as specifically authorized in this Agreement or otherwise in writing by Advanced or Bayer.

     (g) KEY PERFORMANCE INDICATORS; PERFORMANCE STANDARDS. UIC's performance of the Services will be measured against the key performance indicators set forth on EXHIBIT A attached hereto (the "KPIs"). Bayer and Advanced agree and acknowledge that the sole remedy for UIC's failure to achieve the KPIs or to use Commercially Reasonable Efforts to perform the Services is termination of this Agreement in accordance with the terms of Section 8 hereof.

     (h) LIMITATIONS OF RELATIONSHIP. UIC is not a distributor, franchisee, partner or employee of Advanced or Bayer, nor is UIC authorized to act as, or represent itself to be, an agent for Advanced or Bayer for any purpose other than to perform the Services in accordance with the terms hereof. Nothing in this Agreement shall be construed as authorizing any Party to create or assume any obligation or liability in the name of, or on behalf of, another Party or to subject another Party to any obligation or liability to any third party or entity, except to the extent expressly provided for herein.

     2. CONTROL OF PRODUCT SALES.

     (a) PRICING. Advanced is solely responsible for establishing the prices, programs, policies, discounts, allowances and terms under which Products are sold to Customers (the "Sales Terms"). Advanced shall have the sole right in its sole discretion to change such Sales Terms at any time. To the extent any change in Sales Terms is relevant to providing the Services, the terms of such changes to the Sales Terms must be provided in written form to the General Counsel of UIC a reasonable period of time before the effective date of any such change in the Sales Terms.

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     (b) ORDERS. Advanced is solely responsible for sales of Products to
Customers, provided that UIC may from time to time place in-store orders (i) for regular turn merchandise or (ii) for display quantities in circumstances giving rise to opportunities therefor. Other than in-store orders, UIC is not authorized to, and shall not, make sales or attempt to make sales of Products to Customers or any third parties without Advanced's prior written consent; provided, however, that UIC may secure in-store orders using then-current Sales Terms. Advanced reserves the right to reject any in-store order or request for Products from UIC, to recall, or discontinue the sale of, any Product, or to allocate the supply of any Product whenever any Product is back ordered or otherwise not available for any reason for sale in sufficient quantity to meet all orders then on hand, subject to giving UIC reasonable notice of such short supply and to releasing UIC for any failure to achieve a particular KPI to the extent resulting therefrom. UIC shall not be entitled to, nor shall it make a claim for, lost revenue or profit arising solely from any of the foregoing actions by Advanced or the shortage of Products. The Parties understand and acknowledge that UIC is released from its duties hereunder to the extent any KPI failure or other service failures arise from shortages of any Product.

     (c) TITLE. Advanced shall retain title to all Products, until such Products are actually sold by Advanced to Customers. UIC shall at no time be deemed a purchaser of Products nor shall UIC be deemed to have any interest, legal or equitable, in Products.

     (d) RETURNS. Advanced shall provide a written product return policy, (a current copy of which is attached hereto as EXHIBIT B) to UIC for use in handling Product returns. UIC shall assist Advanced to the extent reasonably requested, in the boxing up of any Products in any Advanced Requested Store pursuant to any requests from Customers for Product returns. Except as authorized in the return policy, neither UIC nor any of its Permitted Designees shall approve or arrange for (other than delivering the product return policy to Customers) the return of any Products from Customers or any other UIC Serviced Retailer without Advanced's prior written approval.

     (e) LIABILITIES AND TAXES. Bayer and Advanced shall defend, protect, indemnify and hold harmless UIC and each UIC Indemnified Person against, all liabilities and obligations arising from or relating to the formulation, manufacture, production, marketing, distribution, sale or use of any Product; provided, however, that neither Bayer nor Advanced shall be responsible for, and shall not indemnify UIC or any other UIC Indemnified Person for any Claim, as defined in Section 5(b), to the extent of any amount for which UIC is obligated to indemnify Advanced and Bayer or any Advanced Indemnified Person pursuant to
Section 5 of this Agreement. Without limiting the generality of the foregoing, Advanced and Bayer shall be responsible for the assessment, collection and remittance to state taxing authorities of all sales and/or use taxes applicable to sales of Products to Customers.

     (f) PRODUCT COMPLAINTS. Advanced shall be responsible for handling consumer and Customer complaints and emergency situations relating to the Products. Upon the receipt by UIC of a material complaint related to any Product from a consumer or other third party, UIC shall use Commercially Reasonable Efforts to promptly report the same to Advanced's Manager, Customer Affairs [**]. In the event of a third-party complaint, claim, suit or demand against any Party involving any Products with

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respect to which Services are provided hereunder, the Parties agree to reasonably cooperate in the event of such claim, suit or demand at Advanced's sole cost and expense, including a reasonable cost based per diem reimbursement for involvement of UIC personnel.

     3. ADVANCED PAYMENTS TO UIC FOR SERVICES.

     (a) ANNUAL PAYMENT. Bayer and Advanced shall pay an aggregate of $5 million to UIC each year for seven years (the "Annual Payment"). Bayer and Advanced shall pay the Annual Payment to UIC in four equal installments of $1.25 million each (the "Quarterly Installments"), on the 15th day of each December, March, June and September (each, a "Quarterly Payment Date") from and after the date hereof through and including June 15, 2009, except that, the first Quarterly Installment shall be paid on the date of this Agreement. Bayer and Advanced must pay the Annual Payment to UIC under any and all circumstances (whether or not this Agreement has been terminated or UIC has failed to perform the Services or there has been a Force Majeure Event pursuant to Section 16 hereof), it being understood that the obligation to pay a total of 28 Quarterly Installments on each Quarterly Payment Date from and after the date hereof until and including June 15, 2009 is unconditional, irrevocable, not excusable and not subject to any termination or offset right of any kind whatsoever, except as otherwise provided in Sections 2(d) or 3(a) of the Exchange Agreement dated as of the date hereof, by and among the Parties.

     (b) ADVANCED SERVICE AMOUNT. During the Term, in addition to the Annual Payment, Bayer and Advanced shall pay to UIC, in the aggregate, the Advanced Service Amount. In the first year of the Term, Advanced shall pay to UIC the monthly pro rata portion of the Advanced Service Amount by the 10th day of each month of such year. On OR prior to December 15th of each subsequent year during the Term, Advanced shall notify UIC of its projection of the Advanced Service Amount for the coming year, based upon the Net Sales of Products for the previous year and the Net Sales of any Acquired Brands serviced by UIC not included therein ("Annual Advanced Service Amount Projection"). During the Term, Bayer and Advanced shall pay the pro rata portion of the projected Advanced Service Amount for each month that is set forth on the Annual Advanced Service Amount Projection by the 10th day of the next succeeding month (e.g., Bayer and Advanced shall pay to UIC the projected Advanced Service Amount for April 2003 no later than by May 10, 2003). By March 30th of each year (the "True-Up Date") following the second year of the Term, the Parties shall cooperate in determining the actual Advanced Service Amount for the twelve month period ending the prior December 31st. To the extent that a Party believes a more frequent true-up would be equitable because of (i) a good faith belief that the projections set forth in the Annual Advanced Service Amount Projection are materially different from the actual Advanced Service Amount, or (ii) the acquisition of any Acquired Brands has increased the calculation of the Net Sales of the Products, the other Party shall cooperate with such Party and negotiate in good faith to conduct an interim true-up (an "Interim True-Up") and an adjustment of the Annual Advanced Service Amount Projection. Within 20 days of the True-Up Date or the completion of any Interim True-Up, either UIC shall pay to Advanced the amount by which the projected Advanced Service Amount exceeded the actual Advanced Service Amount or Bayer and Advanced shall pay to UIC the amount by which the actual Advanced Service Amount exceeded the projected Advanced Service Amount, provided that if UIC is shown to owe Advanced any amount as a result of any

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true-up conducted hereunder, such amount may be offset from the next monthly payment of the Advanced Service Amount.

     (c) ADVANCED SERVICE AMOUNT AUDIT. In the event of any dispute over the actual Advanced Service Amount, UIC shall have the right to retain a "big-five" accounting firm mutually agreed upon by the Parties (the "Audit Firm"), to review Advanced's Net Sales of Products during the period at issue. Advanced shall provide the Audit Firm with access to its books and records to perform such audit, it being understood that such audit shall be conducted in a manner so as to provide a reasonable level of assurance that Advanced's Net Sales of Products (including any Acquired Brands acquired during such year for which UIC has not declined to provide Services) to the Customers were properly calculated without being unduly burdensome to Advanced. The Audit Firm shall execute a confidentiality agreement mutually acceptable to the parties. The Audit Firm's determination as to the Advanced Service Amount shall be binding on the Parties and their respective affiliates. UIC shall pay all expenses incurred in connection with any such audit, unless the audit results in a 10% increase in the actual Advanced Service Amount asserted by Advanced immediately prior to commencing such audit, in which event Advanced shall pay for such audit.

     (d) PENALTY. Any failure to pay any amounts due under this Agreement by a Party to the other Party by the scheduled date thereof shall result in the accrual of interest at the rate of 10% per annum, compounded monthly (the "Penalty Interest") on any unpaid amount then outstanding, which outstanding amount shall continue to accrue such Penalty Interest until the underlying unpaid amount giving rise to such Penalty Interest and any Penalty Interest accrued thereupon, is paid in full.

     4. TERM; RENEWAL.

     (a) TERM. This Agreement commences on the date hereof and shall continue until June 15, 2009; provided that certain sections of this Agreement may be earlier terminated pursuant to the terms of Sections 8-12 (inclusive) hereof (the "Term"); and provided further that in no event shall any termination of this Agreement effect, reduce or terminate (i) Bayer and Advanced's obligation to make the payments contemplated by Sections 3 or 12 or to provide the indemnity contemplated by Sections 2(e) or 5(a) hereof, or Bayer and Advanced's obligation to pay any other amounts (whenever arising) that are owed to UIC hereunder, including amounts due with respect to Services provided before the date of such termination, or (ii) UIC's obligation to pay the UIC Termination Payment or the amount of any indemnification claim under Section 5(b) hereof, or any other amounts (whenever arising) that are owed to Advanced or Bayer pursuant to the Agreement.

     (b) RENEWAL. Upon the expiration of the original Term of this Agreement, Advanced agrees that, prior to entering into an agreement with any third party for the provision of services similar to the Services being provided pursuant to this Agreement, Advanced shall give UIC an opportunity to match the terms and conditions of any proposed agreement pursuant to which Advanced has determined it would out-source such similar services to any third party, it being understood that Advanced reserves the right, in its sole discretion, to accept or reject any proposal by UIC. UIC shall have thirty days after receipt of notice from

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Advanced of the terms and conditions of such proposed agreement to provide
Advanced in writing any proposal that it may elect to submit for consideration by Advanced.

     5. INDEMNITY.

     (a) INDEMNIFICATION OF UIC. Bayer and Advanced shall indemnify, defend and hold UIC and its affiliates, officers, directors, agents, stockholders, and employees (each, an "UIC Indemnified Person") harmless from and against all claims, suits, demands, losses, damages (excluding consequential damages), liabilities, costs and expenses (including reasonable attorneys' fees, costs of investigation and costs of litigation) ("Claims") arising from (i) the formulation, manufacture, marketing, distribution, sale or use of any Products (including product liability, liability relating to sales terms, advertising and pricing, and material non-compliance with applicable laws), or (ii) a material breach of this Agreement by Advanced or its employees, agents or representatives (other than a breach which results in a UIC With-Cause Termination); provided that a UIC Indemnified Person shall not be entitled to be indemnified in respect of any Claim incurred by a UIC Indemnified Person to the extent of that portion of such Claim that was caused by such UIC Indemnified Person's or a Permitted Designee's own negligent, intentional, willful or malicious acts or omissions. Notwithstanding anything in this Section 5(a) to the contrary, in no event shall Advanced or Bayer indemnify UIC for any Claims this Agreement violates competition law.

     (b) INDEMNIFICATION OF ADVANCED. UIC shall indemnify, defend and hold Advanced, Bayer and their respective affiliates, officers, directors, agents, members, and employees of either of them (each, a "Advanced Indemnified Person") harmless from and against all Claims arising from (i) any third party claims arising from torts (including negligence), intentional, willful or malicious acts, or material violations of any applicable law or regulation by UIC or its Permitted Designees or the employees of either of them, pertaining to the sale or promotion of Products while performing the Services; (ii) a material breach of this Agreement by UIC or a Permitted Designee or the employees of either of them (other than a breach that (A) results in an Advanced With-Cause Termination, or (B) relates to a KPI failure or a breach of any other performance standard provision of this Agreement); or (iii) direct Claims of Advanced and Bayer arising from the intentional, willful or malicious acts of the employees of UIC or its Permitted Designees in the performance of the Services (not in any event to include any KPI failure or the breach of any other performance standard of this Agreement), provided that an Advanced Indemnified Person shall not be entitled to be indemnified in respect of any Claim incurred by an Advanced Indemnified Person to the extent of that portion of such Claim that was caused by such Advanced Indemnified Person's own negligent, intentional, willful or malicious acts or omissions. Notwithstanding anything in this Section 5(b) to the contrary, in no event shall UIC indemnify Advanced or Bayer for any Claims that this Agreement violates competition law.

     6. TRADEMARKS.

     (a) UIC shall have no rights to use the corporate name of Advanced or Bayer, or to use any trademarks or trade names of Advanced or Bayer, except as specifically required to perform the Services or as Advanced or Bayer may otherwise approve in writing. Upon termination of this Agreement for any reason, UIC agrees immediately to discontinue all

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uses of Advanced's or Bayer's corporate name, trademarks, or trade names, and shall immediately discontinue any and all representations, direct or implied, that it is a representative of Advanced or Bayer.

     (b) UIC shall use Commercially Reasonable Efforts to inform Advanced of any third party infringement of any patents, trademarks, or trade names of Advanced or Bayer relating to the Products for which UIC is performing Services that comes to UIC's attention. UIC further undertakes, during the term of this Agreement, to provide reasonable assistance to Advanced (at the expense of Advanced) in taking such steps as Advanced may reasonably request to protect any patents, trade names, trademarks, or other intellectual property rights of Advanced or Bayer relating to the Products against third parties. Bayer and Advanced shall pay any costs or expenses for legal proceedings incident to such protection that are commenced by Advanced, including all reasonable costs and expenses incurred by UIC in connection with such assistance of Advanced (including a reasonable cost based per diem reimbursement for involvement of UIC personnel). Nothing contained herein, however, shall be construed as obligating Advanced or Bayer to commence any legal proceedings or take any other steps to protect its or Bayer's patents, trademarks, trade names or other intellectual property rights.

     7. CONFIDENTIAL INFORMATION. Each Party hereto may, during the Term, give to the other Party technical or non-technical information not generally known to the trade or public, including without limitation information relating to Customers, Products or other consumer lawn and garden products, techniques, technological methods, prospective new products, research programs or areas, processes, services and other valuable business information (including the terms of this Agreement) of such Party (collectively, "Confidential Information"). During the Term and thereafter for a period of one (1) year, each Party hereto shall not (except as authorized in writing in advance by the other Party or as required by law (it being understood that each Party will use reasonable efforts to notify the other of disclosure such Party makes pursuant to legal requirements)):

     (a) disclose to any third person in any manner whatsoever any Confidential Information so long as such information is not generally known to the trade or public, except to such Party's directors, legal or financial advisors, financing sources, affiliates, lenders or potential lenders, PROVIDED THAT any Person receiving such information shall agree to be bound by the confidentiality provision set forth herein, and PROVIDED FURTHER THAT, each Party may summarize to any bona fide potential investor, acquirer or acquisition candidate of such Party in a non-product specific manner non-public business trends or changes only regarding the other Party or its business; or

     (b) use such Confidential Information except for the express purpose of performing its activities under this Agreement or as contemplated by subsection 7(a) above.

     The Parties hereto agree that Confidential Information shall not include information that a Party demonstrates (a) was or became generally available to the trade or public other than as a result of a disclosure by that Party or that Party's representatives, or (b) was available, or became available, to that Party on a non-confidential basis prior to its disclosure to that Party by the other Party or its representative.

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     Notwithstanding the foregoing, UIC may disclose the terms of this Agreement to a Person who is performing due diligence on UIC in relation to a bona fide potential business combination (by merger, sale, recapitalization or otherwise) with or financing of UIC (including, without limitation, any transaction in which UIC intends to register its equity securities for sale to the public), as well as to any potential joint venture partners, provided that such Person agrees to be bound by the confidentiality obligations set forth herein.

     8. ADVANCED TERMINATION. Advanced shall have the right to terminate this Agreement as follows:

     (a) Upon * * advanced written notice,

          (i) if there is an Uncured KPI Failure (as defined herein). An "Uncured KPI Failure" occurs if (A) an audit identifies a KPI failure, and
     (B) the specific KPI failure identified by such audit has not been cured by the time a Follow-Up Audit is completed. A "Follow-Up Audit" is the audit commencing * * after UIC receives written notice from Advanced that an audit has revealed KPI failures; or

          (ii) in the event of a material breach by UIC of any other material provision of this Agreement (a "Breach") that is not cured within * * of the date upon which UIC received written notice from Advanced of such Breach.

     (b) Upon * * advanced written notice, for any other reason (an "Advanced Without-Cause Termination").

     (c) In the event of any termination by Advanced pursuant to the terms of this Section 8, the exclusivity right granted to UIC pursuant to Section 1(a) of this Agreement shall be deemed waived as of the date UIC receives notice of such termination. Notwithstanding any such termination, Bayer and Advanced shall be obligated to pay the Advanced Service Amount for any Services provided hereunder through the date of termination and shall remain unconditionally obligated to make the Annual Payments thereafter, subject only to the offset rights set forth in Sections 2(d) or 3(a) of the Exchange Agreement dated as of the date hereof, by and among the Parties.

Each of subsections (a)(i) and (a)(ii) are an "Advanced With-Cause Termination". Any failure to meet the standards set forth in subsections (a)(i) and (a)(ii) of this Section that is the result of a matter outside UIC's control, such as a failure by Advanced to perform any predicate obligation with respect to this Agreement that would render UIC's performance impossible shall not, in any event, be deemed an Advanced With-Cause Termination.

The Parties agree and acknowledge that Bayer or Advanced may terminate the provision of the Services hereunder with respect to * * (i) without terminating this Agreement and (ii) without penalty, upon * * prior written notice.

     9. UIC TERMINATION. UIC shall have the right to terminate this Agreement:

     (a) Upon * * prior written notice (i) if either Bayer or Advanced fails to make a payment when due to UIC hereunder within five (5) business days following

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receipt by Advanced and Bayer of written notice from UIC concerning such non-payment; or (ii) in the event of a material breach by Advanced or Bayer of any material provision of this Agreement that goes uncured for * * following receipt of written notice thereof, PROVIDED HOWEVER, that such breach is not the result of a matter outside Advanced's or Bayer's control, such as a failure by UIC to perform any predicate obligation with respect to this Agreement that would render Advanced's or Bayer's performance impossible ((i), and (ii), each a "UIC With-Cause Termination") or

     (b) Upon * * prior written notice, for any other reason (a "UIC Without-Cause Termination").

     10. EXPIRATION OF TERMINATION RIGHTS. Upon the occurrence of any event giving a Party the right to undertake a With-Cause Termination (an "Event"), such Party shall have * * from the date on which such Party may exercise their right to terminate hereunder (the "Termination Period") in which to exercise such right. At any time after the expiration of the Termination Period, any Termination Right granted by this Agreement as a result of the occurrence of such Event is expressly waived.

     11. OTHER TERMINATIONS. If Advanced decides to not have any Services performed with respect to its Products, such determination shall be an Advanced Without-Cause Termination. If UIC decides to terminate the provision of Services with respect to Home Depot, Lowe's and all other major retail channels, UIC shall promptly provide written notice to Advanced of such determination, which notice shall in any event be provided within * * after such decision is made. Such a termination shall be deemed for purposes of this Agreement, a UIC Without-Cause Termination. It is expressly understood that if the events specified in the first two sentences of this Section 11 are caused by direct action of the retailers limiting access of retail salespeople to Customers and not by the actions of either Party, then such events shall not be deemed a termination by either party and this Agreement shall terminate without liability or obligation of any party.

     12. TERMINATION PAYMENTS. In the event of:

     (a) an Advanced With-Cause Termination, UIC shall promptly pay to Advanced the amount of * * by certified check or wire transfer of immediately available funds to an account specified by Advanced (the "UIC Termination Payment"). The UIC Termination Payment shall be Advanced's sole and exclusive remedy in the event of an Advanced With-Cause Termination other than the right to receive any payments or indemnity that may be due to Advanced or Bayer pursuant to the terms of this Agreement.

     (b) a UIC With-Cause Termination, Advanced and Bayer shall promptly pay to UIC the amount of * * by certified check or wire transfer of immediately available funds to an account specified by UIC (the "Advanced Termination Payment"). The Advanced Termination Payment shall be UIC's sole and exclusive remedy in the event of an Advanced With-Cause Termination other than the right to receive the Annual Payment or any other amount or indemnity due to UIC pursuant to the terms of this Agreement.

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     (c) a Without-Cause Termination by either Advanced or UIC, no payment shall be due to any Party as a result thereof, PROVIDED HOWEVER, that the Parties shall have the right to receive any payment or indemnity that may be due pursuant to the terms of this Agreement.

     13. SURVIVAL. Notwithstanding any termination or expiration of the Term of this Agreement, (i) Bayer's and Advanced's obligation to make the payments contemplated by Section 3 or 12, or to provide the indemnity contemplated by Sections 2(e) or 5(a), and Bayer's and Advanced's obligation to pay any other amounts (whenever arising) that are owed to UIC hereunder, including amounts due with respect to Services provided before the date of such termination shall survive and remain in effect (subject to the offset rights set forth in Sections 2(d) and 3(a) of the Exchange Agreement); (ii) UIC's obligation to provide the indemnity contemplated by Section 5(b) hereof, and UIC's obligation to pay any other amounts (whenever arising) that are owed to Bayer or Advanced hereunder shall survive and remain in effect, and (iii) Sections 2(e), 3, 5, 7, 12, 13, 14, 17, 20, 21 and 23 shall survive any termination or expiration of the Term of this Agreement; except that the terms of Section 7 of this Agreement shall terminate on the first anniversary of the termination or expiration of this Agreement.

     14. RETURN OF MATERIALS. Within thirty (30) days after the termination of this Agreement, UIC shall return to Advanced all advertising, promotional and sales materials for the Products supplied by Advanced to UIC under this Agreement, and any and all copies of written Confidential Information supplied by Advanced to UIC under this Agreement, and UIC shall retain no copies thereof and Advanced shall return to UIC all copies of written Confidential Information supplied by UIC to Advanced and shall retain no copies thereof, provided that, a single copy of any Confidential Information provided to a Party hereunder may be retained by such Party's counsel for record purposes only.

     15. REPRESENTATIONS AND WARRANTIES. Each of the Parties hereto represents and warrants to the other party that:

     (a) Each of the Parties is duly incorporated or formed under the laws of the jurisdiction governing its incorporation or formation and is validly existing and in good standing under the laws of such jurisdiction.

     (b) It has all requisite corporate or limited liability company power and authority to enter into this Agreement and to perform its obligations hereunder. The execution, delivery and performance of this Agreement by such party and the consummation by such party of the transactions contemplated hereby have been duly authorized by all necessary corporate or limited liability company actions on its part.

     (c) This Agreement has been duly executed and delivered by such Party and is a valid and binding agreement enforceable against such Party in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency, moratorium or other similar laws relating to creditors' rights generally and by equitable principles to which the remedies of specific performance and injunctive and similar forms of relief are subject.


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     (d) It is not now insolvent, and will not be rendered insolvent by any of the transactions contemplated by this Agreement.

     (e) Neither the execution and delivery of this Agreement by each Party, nor the consummation or performance of any of the transactions contemplated by this Agreement by each Party, will give any Person the right to prevent, delay or otherwise interfere with any of the transactions contemplated by this Agreement pursuant to: (i) any provision of a Party's certificate of incorporation or by-laws or certificate of formation or limited liability company agreement, (ii) any resolution adopted by the board of directors or stockholders or members of a Party, or (iii) any material contract to which a Party is a party or by which a Party may be bound.

     16. FORCE MAJEURE. No Party shall be liable to any other Party by reason of any failure or delay in performance of the Services or other obligations specified in this Agreement, nor shall such failure or delay give another Party any right to terminate this Agreement if such failure or delay is due to any event (other than financial) beyond the reasonable power of the Party failing or delaying to perform (each, a "Force Majeure Event"). Without limiting the generality of the foregoing, power outages, governmental action, inability to obtain supplies, material, labor or transportation, and strikes, boycotts, lockouts and labor disputes shall all be conclusively deemed beyond the reasonable power of the Party failing or delayed thereby, even though that Party might be able to obviate such failure or delay by agreeing to terms proposed by government, suppliers, carriers, employees or their bargaining representatives, labor disputants or other third parties; provided that, notwithstanding anything contained this Section 16 to the contrary, the obligation of Bayer and Advanced to pay the Annual Payment shall be unconditional and absolute, subject only to the off-set rights set forth in Sections 2(d) and 3(a) of the Exchange Agreement.

     17. ASSIGNMENT.

     (a) Upon written notice to Advanced, UIC shall have the right to assign or transfer (i) all of its rights and obligations under this Agreement at any time
(x) to an Affiliate of UIC or (y) to any successor in interest pursuant to any stock sale, merger, or sale of all or substantially all of the assets of UIC or
(ii) its rights to payments under Sections 2, 3, 5, or 12 to any Person, including a funding source; neither Advanced's nor Bayer's consent shall be required in connection with any such assignment. UIC may otherwise assign or transfer its rights and obligations under this Agreement at any time with the advanced written consent of Advanced, which consent shall not be unreasonably conditioned, withheld or delayed. In no event shall UIC's obligation to Bayer or Advanced for all payments hereunder be relieved as a result of any such assignment.

     (b) Upon written notice to UIC, Bayer or Advanced shall have the right to assign its rights and obligations under this Agreement (i) to an Affiliate as a result of a reorganization, or (ii) to any successor in interest not competing with UIC pursuant to any stock sale, merger, or sale of all or substantially all of the assets of Bayer or Advanced, PROVIDED THAT, in no event shall Bayer and Advanced's obligations to UIC for all payments hereunder be relieved as a result of any such assignment. UIC's consent shall not be required in connection with any such assignment. Bayer or Advanced may otherwise assign or transfer its rights and

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obligations under this Agreement at any time with the advanced written consent of UIC, which consent shall not be unreasonably conditioned, withheld or delayed, PROVIDED THAT, (i) in no event shall UIC be required to consent to any assignment or transfer of any of Bayer or Advanced's rights or obligations under this Agreement to a competitor of UIC (including, but not limited to, the right to receive services hereunder) and any such attempted assignment or transfer shall be null and void, and (ii) that in the event of any such assignment or transfer, the obligations of Bayer to make the Annual Payment hereunder shall remain unconditional and absolute.

     18. MANAGEMENT MEETINGS. The senior management of UIC and Advanced shall meet no less frequently than quarterly in the United States or elsewhere in North America to discuss issues concerning the provision of the Services and any other agreements between the Parties.

     19. DEFINITIONS.

     "ACQUIRED BRANDS" means consumer home, lawn and garden brands acquired by Advanced or its affiliates for sale by Advanced in the consumer home, lawn and garden market after the date hereof (other than * *). Should counsel for UIC determine in good faith that the providing of Services for any Acquired Brand would be likely to involve a violation of any applicable law, UIC may decline to provide Services for such Acquired Brand and therefore, such Acquired Brand (i) shall not be included in the calculation of the Advanced Service Amount and (ii) shall not be subject to the exclusivity right granted to UIC with respect to the provision of Services in Section 1(a) hereof.

     "ADVANCED SERVICE AMOUNT" means, for the first year of the term of this Agreement, * *, pro rated for that percentage of the year during which Services are performed under this Agreement. For each subsequent year of the term of this Agreement, the Advanced Service Amount shall mean the greater of (i) the Rate multiplied by the Net Sales of Products to Customers in such year or (ii) * *.

     "ADVANCED REQUESTED STORES" means any UIC Serviced Retailer location with respect to which Advanced desires that Services be performed with respect to any Bayer Products or Acquired Brands.

     "AFFILIATE" means any Person Controlled by, Controlling, or under common Control with, a Party.

     "BAYER PRODUCTS" means the Advanced branded products owned, marketed or distributed by Advanced in the consumer home, lawn and garden category as of the date hereof, and all internally developed Advanced branded products introduced after the date hereof in the controls, fertilizers, pesticides, repellants, soils and soil amendments segment of the consumer home, lawn and garden category.

     "COMMERCIALLY REASONABLE EFFORTS" means, with respect to the provision of the Services, efforts substantially equivalent to those UIC undertakes in the servicing of its own products.


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     "CONTROLLING, CONTROL, CONTROLLED" means the possession of the power to direct or cause the direction or management and policies of a Person, whether through ownership of voting securities, by contract or otherwise.

     "CUSTOMERS" means the retailers at which UIC is at that time performing Services for Advanced at Advanced Requested Stores, which shall initially be Home Depot and Lowe's.

     "NET SALES" means net sales of Products after returns but before Customer discounts, rebates or promotions.

     "PERMITTED DESIGNEE" of UIC for purposes of this Agreement shall be any Person designated by UIC to perform the Services that is acceptable to Advanced, it being understood that (i) Advanced may not unreasonably withhold, condition or delay its acceptance of any such designee and (ii) a designee shall be deemed acceptable to Advanced if such Person is not reasonably rejected within 10 business days after UIC gives notice of such proposed designation to Advanced.

     "PERSON" means any individual, corporation, association, partnership (general or limited), joint venture, trust, estate, limited liability company or other legal entity or organization.

     "PRODUCTS" means all Bayer Products and all Acquired Brands, including the products listed on EXHIBIT C attached hereto.

     "RATE" has the meaning ascribed to such term on EXHIBIT D attached hereto.

     "SERVICES" means all in-store ordering, product merchandising (stocking, product cleaning and fronting), shelf sets (where required), building off-the-shelf displays, placement or removal of POP (point of purchase) material, and product knowledge training.

     "TERRITORY" means the territory of the continental United States in which UIC performs any of the Services for its own products.

     "UIC SERVICED RETAILERS" means any store location owned or controlled by a retailer in whose stores UIC or its designees performs any Service for any product.

     20. NOTICES. Any notice required or permitted by the terms of this Agreement shall be given by facsimile or by certified mail, prepaid and properly addressed, or delivered by hand to Advanced, Bayer or UIC at its address set forth in the preamble to this Agreement or at such other address as either party hereto may designate by notice given as provided herein. If mailed, any such notice shall be deemed to have been given when mailed, and if delivered by hand or by facsimile, when received.

     21. RULES OF CONSTRUCTION. Definitions in this Agreement apply equally to both the singular and plural forms of the defined terms. The words "include" and "including" shall be deemed to be followed by the phrase "without limitation." The terms "herein," "hereof"

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and "hereunder" and other words of similar import refer to this Agreement as a whole and not to any particular Section. The Section titles appear as a matter of convenience only and shall not affect the interpretation of this Agreement. All references herein to "Sections," "Exhibits" or "Schedules" not attributed to a particular document or law shall refer to corresponding provisions of this Agreement. Throughout this Agreement, nouns, pronouns and verbs shall be construed as masculine, feminine, neuter, singular or plural, whichever shall be applicable.

     22. NO THIRD PARTY BENEFICIARIES; NO PARTNERSHIP. This Agreement shall not confer any rights or remedies upon any Person other than the Parties, their respective successors and permitted assignees, and the UIC Indemnified Persons and Advanced Indemnified Persons, and their respective successors and permitted assignees. The Parties are not entering into or forming a partnership relationship and do not owe each other the same or substantially the same fiduciary duties that partners owe to each other and no party shall be responsible to the other parties with respect to liabilities arising from any party's business. Without limiting the generality of the foregoing, each of UIC, Bayer and Advanced may pursue any business opportunities whatsoever without presenting such opportunity to each other and without permitting any of the other Parties to participate in such opportunity, it being understood that the Parties hereto are and remain free to compete with each other.

     23. GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware. The Parties hereby declare that it is their intention that this Agreement shall be regarded as made under the laws of the State of Delaware and that the laws of said State shall be applied in interpreting its provisions in all cases where legal interpretation shall be required, without regards to its conflicts of law.

     24. COUNTERPARTS. This Agreement may be executed in any number of counterparts with the same effect as if all parties hereto signed the same document. All counterparts, each of which shall be deemed an original, shall be construed together and shall constitute one instrument.

     25. ENTIRE AGREEMENT. This Agreement (including all Exhibits attached hereto) sets forth the entire understanding of the parties with respect to the subject matter hereof, and supersedes all prior writings and discussions relating to such subject matter.

     26. AMENDMENTS. Any amendments or modifications to this Agreement shall not be valid unless in writing and signed by duly authorized representatives of both parties.

     27. WAIVER. The waiver by a party of any default of the other party under this Agreement shall not be a waiver of any other or similar subsequently occurring default.

     28. SEVERABILITY. Any provision of this Agreement that is prohibited by law shall be ineffective to the extent of the prohibition without invalidating the remaining provisions hereof.

     29. NON-SOLICITATION. During the Term and, in the event of an earlier termination, for six (6) months thereafter, neither Party nor any Person Controlling, in Control of or Controlled by either Party, shall initiate contact with any employee of the other Party regarding employment opportunities with such Party, whether as an employee, consultant or

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adviser, PROVIDED THAT, general solicitations (including newspaper ads) shall not violate the terms of this Section 29. Nothing in this Section 29 shall prohibit or restrict any Party or Person Controlling, in Control of, or Controlled by a Party from hiring an employee of the other Party, provided that such party or person did not initiate contact with such employee in violation of this Section 29.

     30. TOLLING OF SERVICE PROVISION. All of the Sections of this Agreement shall be effective and enforceable as of the date of the execution of this Agreement except Sections 1, 2, 3(b), 3(c), 14 and 18 hereof, which such Sections shall not be effective until such time as the Bayer Parties notify United, in accordance with the terms of the Closing Agreement.


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     IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.



BAYER ADVANCED LLC

By: /S/ EMIL LANSU
    -----------------------------

Name: EMIL LANSU

Title: CHAIRMAN OF THE BOARD

UNITED INDUSTRIES CORPORATION

By: /S/ ROBERT L. CAULK
    ---------------------------

Name: ROBERT L. CAULK

Title: CHAIRMAN AND CEO

BAYER CORPORATION

By: /S/ EMIL LANSU
    -----------------------------

Name: EMIL LANSU

Title: EXECUTIVE VICE PRESIDENT AND PRESIDENT,
       AGRICULTURE DIVISION

                                  EXHIBIT INDEX


EXHIBIT A - Key Performance Indicators
EXHIBIT B - Advanced Product Return Policy
EXHIBIT C - Advanced Products
EXHIBIT D - Rate